Exhibit 4.11

AMENDMENT NO. 8

TO

WINDSTREAM 401(k) PLAN

WHEREAS, Windstream Corporation (the “Company”) maintains the Windstream 401(k) Plan, established effective as of July 1, 2006, and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Section 20.02(a)(5) of the Plan is amended, effective as of October 1, 2008, to provide as follows:

(5)	While still employed by a member of the Controlled Group, withdrawal of vested employer contributions maintained in the Participant’s account for at least 24 months.

2. The opening clause (through the colon) of paragraph (d) of Article XIX of the Plan is amended, effective as of October 1, 2008, to provide as follows:

A Participant may make a withdrawal on account of financial hardship only in the event that he furnishes satisfactory evidence to the Plan Administrator that the withdrawal is to alleviate his financial hardship and is for one of the following reasons:

3. The first paragraph of paragraph (h) to Article XIX of the Plan is amended, effective as of October 1, 2008, to provide as follows:

Withdrawals under this Article XIX shall first be made for reasons other than hardship. Any withdrawal shall be made from the following sources (to the extent a withdrawal is otherwise permitted under paragraph (i) of this Article XIX) in the following order: (i) voluntary after-tax employee contributions, (ii) rollover contributions, (iii) employer contributions, and (iv) employee deferrals. Within the employer contributions source, the following order shall apply: (i) Aliant (stock) employer contributions, (ii) Valor employer match, (iii) other Prior Plan employer match, (iv) Employer Contributions (as made to the Plan), and (v) Windstream Profit-Sharing Plan transfer. For purposes of clarity, any withdrawal made for reason of hardship shall be made from the following available sources in the following order: (i) Aliant (stock) employer contributions and (ii) employee deferrals (but only to the extent permitted in paragraph (i) below).

4. A new paragraph (i) is added, effective as of October 1, 2008, to the end of Article XIX of the Plan to provide as follows:

(i)	The provisions of this paragraph (i) shall apply notwithstanding anything to the contrary in the Plan or a Prior Plan.

(1)	A Participant may make a withdrawal from the vested portion of his Separate Account on or after age 59- 1/2.

(2)	A Participant may make a withdrawal from his Separate Account of amounts attributable to employee deferrals (but not in excess, if any, of the aggregate of his employee deferrals made to the Plan (or Prior Plan) over previous withdrawals of such employee deferrals) to alleviate hardship.

(3)	A Participant may make a withdrawal from his Separate Account of amounts attributable to voluntary after-tax employee contributions and rollover contributions.

(4)	A Participant may make a withdrawal from his Separate Account of amounts attributable to employer contributions subject to the employee stock ownership diversification right of Section 401(a)(28) of the Code on or after age 55 or to alleviate hardship.

(5)	For purposes of determining whether a withdrawal is to alleviate any form of hardship, the standards set forth in paragraphs (d) and (e) above shall apply.

(6)	For purposes of clarity, prior to (but not after) October 1, 2008, a Participant may make a withdrawal from his Separate Account of amounts attributable to “Systematics” employer matching contributions and “Old Aliant” employer matching contributions to alleviate hardship.

4. The attached “415 Compliance Appendix to Windstream 401(k) Plan” is added to the end of the Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 8 to the Windstream 401(k) Plan to be executed on this 25th day of November, 2008.

WINDSTREAM CORPORATION

By:	/s/ Robert R. Boyd
Title:	Member of the Benefits Committee

415 COMPLIANCE APPENDIX

TO

WINDSTREAM 401(K) PLAN

This Appendix amends the Windstream 401(k) Plan (including prior merged plans) to comply with final regulations released on April 4, 2007 under Code Section 401(k) (“401(k) regulations revisions”) and Code Section 415 (“final 415 regulations”). This Appendix is intended as good faith compliance with the requirements of the 401(k) regulations revisions and final 415 regulations. To the extent the provisions of the Plan are inconsistent with the provisions of this Appendix, the provisions of this Appendix shall be controlling.

1.	EFFECTIVE THE FIRST DAY OF THE FIRST PLAN YEAR BEGINNING ON OR AFTER JULY 1, 2007, THE DEFINITION OF “COMPENSATION” IN SECTION 1.07 OF THE PLAN IS AMENDED BY THE ADDITION OF THE FOLLOWING PROVISIONS AT THE END OF SUCH DEFINITION. THIS AMENDMENT SHALL HAVE NO AFFECT ON AMOUNTS INCLUDED AS COMPENSATION FOR PERIODS PRIOR TO THAT DATE AND SHALL NOT BE CONSTRUED AS CREATING AN INFERENCE AS TO WHETHER POST-SEVERANCE AMOUNTS WERE OR WERE NOT INCLUDED IN COMPENSATION PRIOR TO THAT DATE.

Notwithstanding any other provision of the Plan to the contrary, effective for Plan Years beginning on and after July 1, 2007, if a Participant has a severance of employment (as defined in Treasury Regulations Section 1.415(a)-1(f)(5)) with an Employer and all other members of the Controlled Group, Compensation shall not include amounts received by the Participant following such severance of employment except as provided below:

•

Compensation shall include amounts that would otherwise have been paid to the Participant in the course of his employment and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation, but only to the extent such amounts (1) would have been includable in Compensation if his employment had continued and (2) are paid before the later of (a) the close of the “limitation year” (as defined in Section 7.01) in which the Participant’s severance from employment occurs or (b) within 2 1/2 months of such severance

•

Compensation shall include amounts that are payments for accrued bona fide sick, vacation or other leave, but only if (1) the Participant would have been able to use such leave if his employment had continued, (2) such amounts would have been includable in Compensation if his employment had continued, and (3) such amounts are paid before the later of (a) the close of the “limitation year” (as defined in Section 7.01) in which the Participant’s severance from employment occurs or (b) within 2 1/2 months of such severance

2.	EFFECTIVE BEGINNING THE FIRST DAY OF THE FIRST LIMITATION YEAR BEGINNING ON OR AFTER JULY 1, 2007, THE FOLLOWING REPLACES AND SUPERSEDES THE DEFINITION OF “ANNUAL ADDITION” IN SECTION 7.01.

The “annual addition” with respect to a Participant for a “limitation year” means the sum of the following amounts credited to the Participant’s account(s) for the “limitation year”:

(a)	all employer contributions credited to the Participant’s account for the “limitation year” under any qualified defined contribution plan maintained by an Employer or other member of the Controlled

Group, including “elective contributions” and amounts attributable to forfeitures applied to reduce the employer’s contribution obligation, but excluding “catch-up contributions” (within the meaning of Code Section 414(v))

(b)	all “employee contributions” credited to the Participant’s account for the “limitation year” under any qualified defined contribution plan maintained by an Employer or other member of the Controlled Group or any qualified defined benefit plan maintained by an Employer or other member of the Controlled Group if either separate accounts are maintained under the defined benefit plan with respect to such employee contributions or such contributions are mandatory employee contributions within the meaning of Code Section 411(c)(2)(c) (without regard to whether the plan is subject to the provisions of Code Section 411)

(c)	all forfeitures credited to the Participant’s account for the “limitation year” under any qualified defined contribution plan maintained by the Employer or other member of the Controlled Group

(d)	all amounts credited for the “limitation year” to an individual medical benefit account, as described in Code Section 415(l)(2), established for the Participant as part of a pension or annuity plan maintained by the Employer or other member of the Controlled Group

(e)	if the Participant is a key employee, as defined in Code Section 419A(d)(3), all amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after that date, that are attributable to post-retirement medical benefits credited for the “limitation year” to the Participant’s separate account under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer or other member of the Controlled Group

(f)	all amounts credited to the Participant for the “limitation year” under a simplified employee pension

Notwithstanding the foregoing, any restorative payment made to a plan by an Employer or other member of the Controlled Group to make up for losses to the plan resulting from the action or non-action of a fiduciary for which there is a reasonable risk of liability for a breach of fiduciary duty under ERISA or other applicable federal or state law shall not be treated as an annual addition provided that similarly situated participants are treated similarly with respect to the restorative payment.

Except as otherwise specifically provided below, an amount will be treated as credited to a Participant’s account for a “limitation year” if such amount is both (1) allocated to the Participant’s account as of a date within such “limitation year” (provided that if allocation of an amount is contingent upon the satisfaction of a future condition, such amount shall not be treated as allocated for purposes of determining “annual additions” for a “limitation year” until the date all such conditions are satisfied) and (2) actually contributed to the account within the applicable period described herein. If contributions are made after the end of the applicable period, they shall be treated as credited to the Participant’s account for the “limitation year” in which they are made. The applicable period for making “employee contributions” is within 30 days of the close of the “limitation year.” The applicable period for making employer contributions is: (i) for contributions by a taxable entity, within 30 days of the close of the period described in Code Section 404(a)(6), as applicable to the entity’s taxable year with or within which the “limitation year” ends; or (ii) for contributions by a non-taxable entity (including a governmental employer) within 15 days of the last day of the 10th calendar month following the end of the calendar year or fiscal year (as applicable, based on how the entity maintains its books) with or within which the “limitation year” ends.

Forfeitures re-allocated to a Participant’s account are treated as credited to the Participant’s account for the “limitation year” in which they are allocated to such account. Corrective contributions and contributions required by reason of qualified military service (as defined in Code Section 414(u)) are treated as “annual additions” for the “limitation year” to which they relate, rather than the “limitation year” in which they are made.

For purposes of this definition, an “elective contribution” means any employer contribution made to a plan maintained by an Employer or other member of the Controlled Group on behalf of a Participant in lieu of cash compensation pursuant to his election (whether such election is an active election or a passive election) to defer under any qualified CODA as described in Code Section 401(k), any simplified employee pension cash or deferred arrangement as described in Code Section 402(h)(1)(B), or any plan as described in Code Section 501(c)(18), and any contribution made on behalf of the Participant by an Employer or other member of the Controlled Group for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement.

3.	EFFECTIVE BEGINNING THE FIRST DAY OF THE FIRST LIMITATION YEAR BEGINNING ON OR AFTER JULY 1, 2007, THE DEFINITION OF 415 COMPENSATION TO BE USED FOR PURPOSES OF SECTION 7.05 IS AS FOLLOWS:

The “415 compensation” of a Participant for any “limitation year” means the wages within the meaning of Code Section 3401(a), determined without regard to any rules that limit compensation included in wages based on the nature or location of the employment or services performed, and all other payments made to him for such “limitation year” for services as an Employee for which his employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3), and 6052 (commonly referred to as W 2 earnings).

“415 compensation” also includes (i) any elective deferral, as defined in Code Section 402(g)(3) and (ii) any amount contributed or deferred by the Employer at the Participant’s election which is not includable in the Participant’s gross income by reason of Code Section 125, 132(f)(4), or 457.

If a Participant has a severance of employment (as defined in Treasury Regulations Section 1.415(a)-1(f)(5)) with the Employer and all members of the Controlled Group, “415 compensation” does not include amounts received by the Participant following such severance of employment except amounts paid before the later of (a) the close of the “limitation year” in which the Participant’s severance from employment occurs or (b) within 2 1/2 months of such severance if such amounts:

•

would otherwise have been paid to the Participant in the course of his employment, are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation, and would have been included in the Participant’s “415 compensation” if he had continued in employment

•

are payments for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use such leave if his employment had continued and such amounts would have been includable in “415 compensation” if his employment had continued

For purposes of this subsection, a Participant will not be considered to have incurred a severance from employment if his new employer continues to maintain the plan with respect to such Participant.

Notwithstanding the foregoing, amounts paid by an Employer or other member of the Controlled Group to a Participant who is not performing services for the Employer or other member of the Controlled Group due to qualified military service (within the meaning of Code Section 414(u)(1)) shall be included as “415 compensation” to the extent such amounts do not exceed the amounts the Participant would have received if he had continued in employment with the Employer or other member of the Controlled Group.

In addition, amounts received by a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)) shall be included in “415 compensation”, provided that the Participant was not a Highly Compensated Employee immediately before becoming disabled.

In no event, however, shall the “415 compensation” of a Participant taken into account under the Plan for any “limitation year” exceed the limit in effect under Code Section 401(a)(17) ($225,000 for “limitation years” beginning in 2007, subject to adjustment annually as provided in Code Sections 401(a)(17)(B) and 415(d); provided, however, that the dollar increase in effect on January 1 of any calendar year, if any, is effective for “limitation years” beginning in such calendar year). If the “415 compensation” of a Participant is determined over a period of time that contains fewer than 12 calendar months, then the annual compensation limitation described above shall be adjusted with respect to that Participant by multiplying the annual compensation limitation in effect for the Plan Year by a fraction the numerator of which is the number of full months in the period and the denominator of which is 12; provided, however, that no proration is required for a Participant who is covered under the Plan for fewer than 12 months.

To be included in a Participant’s “415 compensation” for a particular “limitation year”, an amount must have been received by the Participant (or would have been received, but for the Participant’s election under Code Section 125, 132(f)(4), 401(k), 402(h)(1)(B), 403(b), 408(p)(2)(A)(i), or 457) within such “limitation year”. Notwithstanding the foregoing, amounts earned during a particular “limitation year”, that are not paid until the subsequent “limitation year” because of the timing of pay periods and pay dates, are included in “415 compensation” for the “limitation year” in which they were earned if (1) the amounts are paid within the first few weeks of the next “limitation year”, (2) are included on a uniform and consistent basis with respect to similarly-situated employees, and (3) are not also included as “415 compensation” in the subsequent “limitation year”.

4.	EFFECTIVE BEGINNING THE FIRST DAY OF THE FIRST PLAN YEAR ON OR AFTER JULY 1, 2007, THE DEFINITION OF TEST COMPENSATION TO BE USED FOR PURPOSES OF SECTION 7.04 OF THE PLAN IS AS FOLLOWS:

The “test compensation” of an Eligible Employee or “eligible participant” for any Plan Year means the wages as defined in Code Section 3401(a), determined without regard to any rules that limit compensation included in wages based on the nature or location of the employment or services performed, and all other payments made to him for such Plan Year for services as an Employee or which his employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3), and 6052 (commonly referred to as W-2 earnings).

“Test compensation” includes (i) any elective deferral, as defined in Code Section 402(g)(3), and (ii) any amount contributed or deferred by the Employer at the Participant’s election which is not includable in the Participant’s gross income by reason of Code Section 125, 132(f)(4), or 457, provided that any such amount is attributable to compensation that would otherwise be included in “test compensation” as defined above.

If a Participant has a severance of employment (as defined in Treasury Regulations Section 1.415(a)-1(f)(5)) with the Employer and all members of the Controlled Group, “test compensation” does not include amounts received by the Participant following such severance of employment except amounts paid before the later of (a) the close of the “limitation year” in which the Participant’s severance from employment occurs or (b) within 2 1/2 months of such severance if such amounts:

•

would otherwise have been paid to the Participant in the course of his employment, are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation and would have been included in the Participant’s “test compensation” if he had continued in employment

•

are payments for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use such leave if his employment had continued and such amounts would have been includable in “test compensation” if his employment had continued

Notwithstanding the foregoing, amounts paid by an Employer or other member of the Controlled Group to a Participant who is not performing services for the Employer or other member of the Controlled Group due to qualified military service (within the meaning of Code Section 414(u)(1)) shall be included as “test compensation” to the extent such amounts do not exceed the amounts the Participant would have received if he had continued in employment with the Employer or other member of the Controlled Group.

Notwithstanding the foregoing, amounts received by a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)) shall be included in “test compensation”, provided that the Participant was not a Highly Compensated Employee immediately before becoming disabled.

If elected by the Plan Administrator with respect to a Plan Year, “test compensation” may exclude amounts earned by an Eligible Employee or “eligible participant” during the Plan Year, but before the date the Eligible Employee or “eligible participant” became eligible to participate.

In no event, shall the “test compensation” of a Participant taken into account under the Plan for any Plan Year exceed the limit in effect under Code Section 401(a)(17) ($225,000 for Plan Years beginning in 2007, subject to adjustment annually as provided in Code Sections 401(a)(17)(B) and 415(d); provided, however, that the dollar increase in effect on January 1 of any calendar year, if any, is effective for Plan Years beginning in such calendar year).

5.	EFFECTIVE BEGINNING THE FIRST DAY OF THE FIRST LIMITATION YEAR BEGINNING ON OR AFTER JULY 1, 2007, THE FOLLOWING REPLACES AND SUPERSEDES THE PROVISIONS OF SECTION 7.05 REGARDING CODE SECTION 415 LIMITATIONS ON CREDITING OF CONTRIBUTIONS AND FORFEITURES.

Notwithstanding any other provision of the Plan to the contrary, the “annual addition” with respect to a Participant for a “limitation year” shall in no event exceed the lesser of (i) the maximum dollar amount permitted under Code Section 415(c)(1)(A), adjusted as provided in Code Section 415(d) (e.g., $46,000 for the “limitation year” beginning in 2008) or (ii) 100 percent of the Participant’s “415 compensation” for the “limitation year”; provided, however, that the limit in clause (i) shall be pro-rated for any short “limitation year”. The limit in clause (ii) shall not apply to any contribution to an individual medical account, as defined in Code Section 415(l), or to a post-retirement medical benefits account maintained for a key employee which is treated as an “annual addition” under Code Section 419A(d)(2). A Participant’s 401(k) Contributions may be re-characterized as Catch-Up Contributions and excluded from the Participant’s “annual additions” for the “limitation year” to satisfy the preceding limitation.

If the “annual addition” to the account of a Participant in any “limitation year” beginning on or after July 1, 2007, nevertheless exceeds the amount that may be applied for his benefit under the limitations described in clauses (i) and (ii) above, correction shall be made in accordance with the Employee Plans Compliance Resolution System or any superseding guidance.

6.	EFFECTIVE BEGINNING THE FIRST DAY OF THE FIRST LIMITATION YEAR BEGINNING ON OR AFTER JULY 1, 2007, THE FOLLOWING REPLACES AND SUPERSEDES THE PROVISIONS OF SECTION 7.05 REGARDING APPLICATION OF CODE SECTION 415 LIMITATIONS WHERE PARTICIPANT IS COVERED UNDER OTHER QUALIFIED DEFINED CONTRIBUTION PLAN.

If a Participant is covered by any other qualified defined contribution plan (whether or not terminated) maintained by an Employer or other member of the Controlled Group concurrently with the Plan, and if the “annual addition” to be made under the Plan for the “limitation year” when combined with the “annual addition” to be made under such other qualified defined contribution plan(s) would otherwise exceed the amount that may be applied for the Participant’s benefit under the limitation contained in the preceding Section, the “annual addition” to be made to such other plan(s) shall be reduced, to the extent necessary so that the limitation in the preceding Section is satisfied.

If the “annual addition” to the account of a Participant in any “limitation year” beginning on or after July 1, 2007, when combined with the “annual addition” made under any other qualified defined contribution plan maintained by an Employer or other member of the Controlled Group nevertheless exceeds the amount that may be applied for the Participant’s benefit under the limitation contained in the preceding Section, correction shall be made in accordance with the Employee Plans Compliance Resolution System, or any superseding guidance.